Exhibit 99.1

Investor Relations Contact:

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

leslie@greencommunicationsllc.com

NetLogic Microsystems’ Stockholders Approve Merger Agreement with Broadcom Corporation

SANTA CLARA, Calif. – November 22, 2011 – NetLogic Microsystems, Inc. (NASDAQ: NETL), a worldwide leader in high performance intelligent semiconductor solutions for next-generation Internet networks, announced today that at a special meeting of NetLogic Microsystems stockholders held on November 22, 2011, its stockholders approved the adoption of the merger agreement among NetLogic Microsystems, Broadcom Corporation and I&N Acquisition Corp., pursuant to which NetLogic Microsystems would be acquired by Broadcom for $50.00 per share in cash.

Of the 69,596,864 shares of NetLogic Microsystems common stock outstanding as of the record date for the special meeting, 55,837,168 shares, or approximately 80.23% of NetLogic Microsystems’ outstanding common stock, were represented at the special meeting in person or by proxy. An aggregate of 55,623,503 shares, or approximately 79.92% of NetLogic Microsystems’ common stock outstanding as of the record date for the special meeting, were voted in favor of the adoption of the merger agreement.

The completion of the merger remains subject to the satisfaction of certain closing conditions, including the receipt of clearance by the Chinese Ministry of Commerce under the Chinese Antimonopoly Law.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL) is a worldwide leader in high-performance intelligent semiconductor solutions that are powering next-generation Internet networks. NetLogic Microsystems’ best-in-class products perform highly differentiated tasks of accelerating complex network traffic to significantly enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. NetLogic Microsystems’ market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, content processors, network search engines, ultra low-power embedded processors and high-speed 10/40/100 Gigabit Ethernet PHY solutions. These products are designed into high-performance systems such as switches, routers, wireless base stations, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs). NetLogic Microsystems is headquartered in Santa Clara, California, and has offices and design centers throughout North America, Asia and Europe. For more information about products offered by NetLogic Microsystems, call +1-408-454-3000 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

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